News Release

Contact: Mike Majors 972-569-3239	•	3700 S. Stonebridge Drive McKinney, Texas 75070	•	NYSE Symbol: TMK

TORCHMARK CORPORATION REPORTS
Third quarter 2016 Results

McKinney, TX, October 25, 2016 - Torchmark Corporation (NYSE: TMK) reported today that for the quarter ended September 30, 2016, net income was $1.25 per diluted common share, compared with $1.15 per diluted common share for the year-ago quarter. Net operating income from continuing operations for the quarter was $1.15 per diluted common share, compared with $1.03 per diluted common share for the year-ago quarter.

HIGHLIGHTS:

•	Net income as a ROE was 12.0%. Net operating income as a ROE excluding net unrealized gains on fixed maturities was 14.7%.

•	American Income life premiums increased 10% over the year-ago quarter.

•	At Liberty National, net life sales increased 11% over the year-ago quarter.

•	Net health sales increased 8% at Family Heritage over the year-ago quarter.

•	Average agent counts increased over the year-ago quarter by 6% at American Income, 9% at Family Heritage, and 13% at Liberty National.

•	1.2 million shares of common stock were repurchased during the quarter.

FINANCIAL SUMMARY
(Dollar amounts in millions, except per share data)
(unaudited)
Net operating income, a non-GAAP financial measure, has been used consistently by Torchmark’s management for many years to evaluate the operating performance of the Company, and is a measure commonly used in the life insurance industry. It differs from net income primarily because it excludes certain non-operating items such as realized investment gains and losses and certain nonrecurring items included in net income. Management believes an analysis of net operating income is important in understanding the profitability and operating trends of the Company’s business. Net income is the most directly comparable GAAP measure.

	Per Share Quarter Ended			Quarter Ended
	September 30,			September 30,
	2016	2015	% Chg.	2016	2015	% Chg.
Insurance underwriting income(1)	$1.23	$1.18	4	$149.8	$149.0	1
Excess investment income(1)	0.47	0.43	9	56.7	53.9	5
Parent company expense	(0.02)	(0.02)		(2.0)	(2.2)
Income tax	(0.55)	(0.52)	6	(67.3)	(65.7)	2
Stock option expense, net of tax(2)	0.02	(0.04)		2.5	(4.4)
Net operating income from continuing operations	$1.15	$1.03	12	$139.8	$130.5	7
Net operating income from discontinued operations	0.03	0.04		4.2	5.1
Net operating income from all operations	$1.18	$1.08		$144.0	$135.6

Reconciliation to net income (GAAP):
Reconciling items, net of tax:
Realized gains (losses) on investments—continuing operations	0.02	0.03		2.3	3.3
Part D adjustments—discontinued operations(3)	0.04	0.05		5.4	6.4
Net gain from sale of Part D-discontinued operations	—	—		0.4	—
Non operating legal fees	—	—		(0.2)	—
Net income(4)	$1.25	$1.15		$151.9	$145.4

Weighted average diluted shares outstanding (000)	121,911	126,140

(1) Definitions included within the document.
(2) Decrease from third quarter of 2015 is due primarily to the impact of new accounting guidance implemented in 2016.
(3) Under GAAP, benefit costs can exceed premiums in the first part of the year, but be less than premiums during the remainder of the year. For net operating income purposes, Torchmark defers excess benefits incurred in earlier interim periods to later periods in order to more closely match the benefit cost with the associated revenue.
(4) A GAAP-basis condensed consolidated statement of operations is included in the appendix of this report.
Note: Tables in this news release may not foot due to rounding.

FINANCIAL SUMMARY, CON'T
Management vs. GAAP measures
(Dollar amounts in millions, except per share data)
(unaudited)
Shareholders' equity, excluding net unrealized gains on fixed maturities, and book value per share, excluding net unrealized gains on fixed maturities, are non-GAAP measures that are utilized by management to view the business without the effect of unrealized gains or losses which are primarily attributable to fluctuation in interest rates on the available for sale portfolio. Management views the business in this manner because the Company has the ability and generally, the intent, to hold investments to maturity and meaningful trends can more easily be identified without the fluctuations. Shareholders' equity and book value per share are the most directly comparable GAAP measures.

	September 30,
	2016	2015
Net income as a ROE(1)	12.0%	11.6%
Net operating income as a ROE(1) (excluding net unrealized gains on fixed maturities)	14.7%	14.7%

Shareholders' equity	$5,086	$4,283
Impact of adjustment to exclude net unrealized gains on fixed maturities	(1,222)	(587)
Shareholders' equity, excluding net unrealized gains on fixed maturities	$3,864	$3,697

Book value per share	$41.94	$34.21
Impact of adjustment to exclude net unrealized gains on fixed maturities	(10.08)	(4.68)
Book value per share, excluding net unrealized gains on fixed maturities	$31.86	$29.53
(1) Calculated using average shareholders' equity for the measurement period.
Note: Net unrealized gains on fixed maturities referred to above are net of tax.

CONTINUING INSURANCE OPERATIONS – comparing the third quarter 2016 with third quarter 2015:

Life insurance accounted for 72% of the Company’s insurance underwriting margin for the quarter and 70% of total premium revenue.

Health insurance accounted for 27% of Torchmark’s insurance underwriting margin for the quarter and 30% of total premium revenue.

Net sales of life insurance decreased 1%, while net health sales were flat.

INSURANCE PREMIUM REVENUE
(Dollar amounts in millions, except per share data)
(unaudited)

	Quarter Ended		% Chg.
	September 30, 2016	September 30, 2015
Life insurance	$546.4	$518.9	5
Health insurance	237.0	229.1	3
Total	$783.4	$748.1	5

INSURANCE UNDERWRITING INCOME
(Dollar amounts in millions, except per share data)
(unaudited)
Insurance underwriting margin, a non-GAAP measure, is management’s measure of profitability of its life, health, and annuity segments’ underwriting performance, and consists of premiums less policy obligations, commissions and other acquisition expenses. Insurance underwriting income is the sum of the insurance underwriting margins of the life, health, and annuity segments, plus other income, less insurance administrative expenses. It excludes the investment segment, parent company expense and income taxes. Management believes this information helps provide a better understanding of the business and a more meaningful analysis of underwriting results by distribution channel. Underwriting income is a component of net operating income, which is reconciled to net income in the Financial Summary section above.

	Quarter Ended	% of Premium	Quarter Ended	% of Premium	% Chg.
	September 30, 2016		September 30, 2015
Insurance underwriting margins:
Life	$143.1	26	$144.1	28	(1)
Health	53.1	22	50.2	22	6
Annuity	2.6		1.1
	198.8		195.4		2
Other income	0.2		0.7
Administrative expenses	(49.2)		(47.2)		4
Insurance underwriting income	$149.8		$149.0		1
Per share	$1.23		$1.18		4

Insurance Results from Continuing Operations by Distribution Channel

Total premium, underwriting margins, first-year collected premium and net sales by all distribution channels are shown at www.torchmarkcorp.com on the Investors page at "Financial Reports."

American Income Agency was Torchmark’s leading contributor to total underwriting margin ($84 million), on premium revenue of $253 million. Life premiums of $231 million were up 10% and life insurance underwriting margin of $74 million was up 11%. As a percentage of life premium, life underwriting margin was 32%, the same as a year ago and the highest of the major life distribution channels at Torchmark. The average producing agent count during the quarter was 7,004, up 6% from a year ago, and up 6% from the previous quarter. The producing agent count at the end of the third quarter was 7,025. Net life sales were $52 million, up 4%.

Globe Life Direct Response was Torchmark’s second leading contributor to total underwriting margin ($32 million), on premium revenue of $210 million. Life premiums of $192 million were up 4% and the life underwriting margin was $29 million, down 26%. As a percentage of life premium, life underwriting margin was 15%, down from 21%. Net life sales were $35 million, down 9% from the year-ago quarter. Net health sales increased from $1.0 million to $1.2 million.

LNL Agency was Torchmark's third leading contributor to total underwriting margin ($31 million), on premium revenue of $117 million. Life premiums of $67 million were down 1% from the year-ago quarter and life underwriting margin was $20 million, up 9%. As a percentage of life premium, life underwriting margin was 29%, up from 27%. Net life sales were $10 million, up 11%.

LNL Agency was Torchmark's third leading contributor to health underwriting margin ($11 million), on health premiums of $50 million. Health underwriting margin as a percentage of health premium was 23%, approximately the same as the year-ago quarter. Net health sales were $5 million, up 3%.

LNL Agency’s average producing agent count during the quarter was 1,799, up 13% over a year ago, and up 3% from the previous quarter. The producing agent count at the end of the third quarter was 1,785.

Family Heritage Agency was Torchmark’s second leading contributor to health underwriting margin ($13 million) on health premiums of $60 million. Health underwriting margin as a percentage of health premium was 22%, up from 20%. The average producing agent count during the quarter was 986, up 9% from a year ago, and up 6% from the previous quarter. The producing agent count at the end of the third quarter was 1,004. Net health sales were $14 million, up 8% from the year-ago quarter.

UA Independent Agency was Torchmark's leading contributor to health underwriting margin ($15 million), on health premiums of $88 million. Health underwriting margin as a percentage of premium was 17%, down from 18%. Net health sales were $10 million, down 14%. Excluding the group business, net health sales grew 13%.

Administrative Expenses were $49 million, up 4% from the year-ago quarter. The ratio of administrative expenses to premium for continuing operations was approximately 6.3%, in line with expectations and consistent with the year-ago quarter.

Note: Net sales (health and life) is a non-GAAP measure that is calculated as the annualized premium issued, net of cancellations in the first 30 days after issue, except in the case of Globe Life Direct Response where net sales is annualized premium issued at the time the first full premium is paid after any introductory offer period has expired. Management believes net sales is a meaningful indicator of the rate of premium growth relative to annualized premium.

INVESTMENTS

EXCESS INVESTMENT INCOME
(Dollar amounts in millions, except per share data)
(unaudited)
Management uses excess investment income, a non-GAAP measure, as the measure to evaluate the performance of the investment segment. It is defined as net investment income less both the required interest attributable to net policy liabilities and the interest on debt. We also view excess investment income per diluted common share as an important and useful measure to evaluate performance of the investment segment as it takes into consideration our stock repurchase program.

	Quarter Ended
	September 30,
	2016	2015	% Chg.
Net investment income	$202.7	$193.2	5
Required interest:
Interest on net policy liabilities(1)	(125.6)	(120.1)	5
Interest on debt	(20.4)	(19.2)	6
Total required interest	(146.0)	(139.3)	5
Excess investment income	$56.7	$53.9	5
Per share	$0.47	$0.43	9
(1) Interest on net policy liabilities is a component of total policyholder benefits (a GAAP measure).

Net investment income increased 5%, while average invested assets increased 6%. Required interest on net policy liabilities increased 5%, approximately the same as the increase in net policy liabilities. Interest expense on debt increased by 6%. The weighted average discount rate for the net policy liabilities was 5.6%, same as the year-ago quarter.

Investment Portfolio

The composition of the investment portfolio at September 30, 2016 is as follows:

	Invested Assets (dollars in millions) (unaudited)
	$	% of Total
Fixed maturities (at amortized cost)	$13,944	96%
Policy loans	499	3
Other long-term investments	56	—
Short-term investments	66	—
Total	$14,566	100%

Fixed maturities at amortized cost by asset class as of September 30, 2016 are as follows:

	Fixed Maturities (dollars in millions) (unaudited)
	Investment Grade	Below Investment Grade	Total
Corporate bonds	$11,131	$618	$11,748
Redeemable preferred stock:
U.S.	271	74	346
Foreign	55	—	55
Municipal	1,272	1	1,273
Government-sponsored enterprises	302	—	302
Government and agencies	102	—	102
Collateralized debt obligations	—	61	61
Residential mortgage-backed securities	4	—	4
Other asset-backed securities	54	—	54
Total	$13,191	$753	$13,944

The market value of Torchmark’s fixed maturity portfolio was $15.8 billion; $1.9 billion higher than amortized cost of $13.9 billion. The $1.9 billion of net unrealized gains compares to $1.7 billion at June 30, 2016. Net unrealized gains were comprised of gross unrealized gains of $2.0 billion and gross unrealized losses of $120 million.

Torchmark is not a party to any derivatives contracts, including credit default swaps, and does not participate in securities lending.

At amortized cost, 95% of fixed maturities (96% at market value) were rated “investment grade.” The fixed maturity portfolio earned an annual effective yield of 5.77% during the third quarter of 2016, compared to 5.81% in the year-ago quarter.

Acquisitions of fixed maturity investments during the quarter totaled $275 million at cost. Comparable information for acquisitions of fixed maturity investments is as follows:

	Quarter Ended
	September 30,
	2016	2015
Average annual effective yield	4.4%	5.1%
Average rating	BBB	BBB+
Average life (in years) to:
Next call	23.4	25.8
Maturity	25.3	26.0

SHARE REPURCHASE:

During the quarter, the Company repurchased 1.2 million shares of Torchmark Corporation common stock at a total cost of $77 million for an average share price of $62.65. For the nine months ended September 30, 2016, the Company repurchased 4.2 million shares at an average share price of $57.58.

LIQUIDITY/CAPITAL:

Torchmark’s operations consist primarily of writing basic protection life and supplemental health insurance policies which generate strong and stable cash flows. Capital at the insurance companies is sufficient to support current operations.

EARNINGS GUIDANCE FOR THE YEAR ENDING DECEMBER 31, 2016:

Torchmark projects that net operating income from continuing operations per share will be in a range of $4.43 to $4.49 for the year ending December 31, 2016, and from $4.55 to $4.85 for the year ending December 31, 2017.

NON-GAAP MEASURES:

In this news release, Torchmark includes non-GAAP measures to enhance investors' understanding of management's view of the business. The non-GAAP measures are not a substitute for GAAP, but rather a supplement to increase transparency by providing broader perspective. Torchmark's definitions of non-GAAP measures may differ from other companies' definitions. More detailed financial information including various GAAP and non-GAAP measurements are located at www.torchmarkcorp.com on the Investors page under “Financial Reports.”

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Accordingly, please refer to Torchmark’s cautionary statement regarding forward-looking statements, and the business environment in which the Company operates, contained in the Company’s Form 10-K for the year ended December 31, 2015, and any subsequent Forms 10-Q on file with the Securities and Exchange Commission and on the Company’s website at www.torchmarkcorp.com on the Investors page. Torchmark specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

EARNINGS RELEASE CONFERENCE CALL WEBCAST:

Torchmark will provide a live audio webcast of its third quarter 2016 earnings release conference call with financial analysts at 11:00 a.m. (Eastern) tomorrow, October 26, 2016. Access to the live webcast and replay will be available at www.torchmarkcorp.com on the Investors/Calls and Meetings page, at the Conference Calls on the Web icon. Immediately following this press release, supplemental financial reports will be available before the conference call on the Investors page menu of the Torchmark website at “Financial Reports.”

For additional information contact:
Mike Majors
Vice President, Investor Relations
Torchmark Corporation
3700 South Stonebridge Dr.
P. O. Box 8080
McKinney, Texas 75070-8080
Phone: 972/569-3239
tmkir@torchmarkcorp.com
Website: www.torchmarkcorp.com

APPENDIX

TORCHMARK CORPORATION
GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Amounts in millions except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016(1)	2015(2)	2016(1)	2015(2)
Revenue:
Life premium	$546	$519	$1,639	$1,552
Health premium	237	229	710	690
Other premium	—	—	—	—
Total premium	783	748	2,349	2,243
Net investment income	203	193	601	580
Realized gains	3	5	8	8
Other income	—	1	1	2
Total revenue	990	947	2,959	2,832
Benefits and expenses:
Life policyholder benefits	370	342	1,102	1,029
Health policyholder benefits	153	149	459	449
Other policyholder benefits	9	10	27	29
Total policyholder benefits	532	501	1,589	1,507
Amortization of deferred acquisition costs	117	112	353	334
Commissions, premium taxes, and non-deferred acquisition costs	61	60	186	176
Other operating expense	58	56	173	167
Interest expense	20	19	63	57
Total benefits and expenses	788	748	2,363	2,242

Income before income taxes	201	199	596	590
Income taxes	(60)	(65)	(181)	(193)
Income from continuing operations	142	134	415	397

Discontinued operations:
Income from discontinued operations, net of tax	10	12	—	(3)
Net income	$152	$145	$414	$394

Basic net income per share:
Continuing operations	$1.19	$1.08	$3.44	$3.16
Discontinued operations	0.08	0.09	—	(0.03)
Total basic net income per common share	$1.27	$1.17	$3.44	$3.13

Diluted net income per share:
Continuing operations	$1.16	$1.06	$3.38	$3.12
Discontinued operations	0.09	0.09	—	(0.03)
Total diluted net income per common share	$1.25	$1.15	$3.38	$3.09

Dividends declared per common share	$0.14	$0.14	$0.42	$0.41
(1) Due to the adoption of ASU 2016-09, certain balances related to excess tax benefits from stock compensation were adjusted prospectively.
(2) Certain prior year balances were adjusted to give effect to discontinued operations.